Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

BEFORE PAYMENT OF CAPITAL

OF

RABBIT HILL HOLDINGS, INC.

I, the undersigned, being the sole director of Rabbit Hill Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certify as follows:

FIRST:	That the name of the Corporation is Rabbit Hill Holdings, Inc and the date of filing of its original Certificate of Incorporation with the Secretary of State was April 28, 1999.

SECOND:	That Article Fourth of the Certificate of Incorporation was amended pursuant to the filing of a Certificate of Amendment of Certificate of Incorporation before Payment of Capital on June 1, 1999.

THIRD:	That Article Fourth of the Certificate of Incorporation be and it hereby is amended to read as follows:

The aggregate number of shares which the Corporation shall have authority to issue is 400,000, divided into 100,000 shares of Class A Voting Common Stock, par value $.01 per share (“Voting Common Stock”), 100,000 shares of Class B Non-Voting Common Stock, par value $.01 per share (“Non-Voting Common Stock”), 100,000 shares of Series A Voting Preferred Stock, par value $500 per share (“Voting Preferred Stock”) and 100,000 shares of Series B Non-Voting Preferred Stock, par value $500 per share (the “Non-Voting Preferred Stock”).

The statement of the designations, relative rights, preferences and limitations of the shares of each class is as follows:

1. Dividends. The holders of both the Voting Preferred Stock and the Non-Voting Preferred Stock, on a pari passu basis, shall be entitled to an annual dividend at the rate of seventeen percent (17%) per share, payable out of the funds legally available for such purposes before any dividends are declared upon the Voting Common Stock or the Non-Voting Common Stock or any other shares of capital stock of the Corporation ranking in liquidation junior to the Voting Preferred Stock and Non-Voting Preferred Stock, which right to receive dividends shall be cumulative, and the holders of the Voting Preferred Stock and Non-Voting Preferred Stock shall be entitled to no further dividends or distributions. Such dividends shall accrue and be deemed to accrue from day to day whether or not declared and shall be cumulative, but no interest shall accrue on accrued but unpaid dividends. Payment of accrued dividends shall be in the discretion of the Board of Directors.

As long as any shares of the Voting Preferred Stock or Non-Voting Preferred Stock are outstanding, the Corporation will not declare, pay or set aside for payment any dividends on its Voting Common Stock or Non-Voting Common Stock or any other class of preferred stock, nor declare or make any other distribution upon the Voting Common Stock or Non-Voting Common Stock, nor redeem, purchase or otherwise acquire for consideration Voting Common Stock or Non-Voting Common Stock if the Corporation has not declared and paid all the accumulated accrued but unpaid dividends on the Voting Preferred Stock and the Non-Voting Preferred Stock, and if the net assets of the Corporation remaining after the transaction are less than the aggregate amount of the preferences of the outstanding shares of Voting Preferred Stock and the Non-Voting Preferred Stock in the assets of the Corporation upon liquidation.

2. Liquidation Rights. In the event of any dissolution, liquidation or winding-up of the Corporation, the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock, sharing pari passu, shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount not exceeding the stated par value of $500 per share plus accumulated accrued but unpaid dividends, before any distribution of the assets shall be made to the holders of the Voting Common Stock or the Non-Voting Common Stock, but shall be entitled to no further distribution. If, upon any such dissolution, liquidation or winding-up of the Corporation, the assets distributable among the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock, sharing pari passu, shall be insufficient to permit payment in full to the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock, sharing pari passu, payable in such event, the entire assets shall be distributed among the holders of the Voting Preferred Stock and the Non-Voting Preferred Stock ratably according to the amount of the full liquidation preference of the respective number of shares of Voting Preferred Stock and Non-Voting Preferred Stock held by them. No consolidation or merger of the Corporation with one or more corporations, nor any sale or transfer of all or any part of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up.

3. Redemption. The Voting Preferred Stock and the Non-Voting Preferred Stock shall be redeemable at any time at the option of the Corporation at a price of $500 per share plus accumulated accrued but unpaid dividends. The Corporation may, at the option of the Board of Directors, redeem all or any part of the outstanding Voting Preferred Stock and/or the Non-Voting Preferred Stock. If less than all of the outstanding shares of Voting Preferred Stock and Non-Voting Preferred Stock are to be redeemed at one time, the shares to be redeemed shall be selected on a pro rata basis among the holders of Voting Preferred Stock and Non-Voting Preferred Stock, as a group, in proportion to their holdings at the date of redemption. Notice of redemption shall be mailed at least ten (10) days and not more than sixty (60) days prior to such redemption to the holders of record of Voting Preferred Stock and Non-Voting Preferred Stock.

4. Voting Rights. Except as expressly provided in this Article 4 and as otherwise required by law, voting rights shall be vested exclusively in the Voting Common Stock and in the Voting Preferred Stock, which shall vote together as a class on all matters submitted to a vote of stockholders (except that holders of Voting Preferred Stock shall have the right to vote together as a class on matters exclusively affecting the Preferred Stock), and shall have one vote per share, but which shall not have any cumulative Voting rights in the election of directors. The Non-Voting Common Stock and the Non-Voting Preferred Stock shall have no voting rights; provided, however that, in the event of (i) either (A) an initial public offering and sale of any class of the Corporation’s capital stock for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (B) a Change of Control (as defined below), and (ii) a sale, exchange or other disposition in an arm’s length transaction of any Non-Voting Common Stock or Non-Voting Preferred Stock, the Non-Voting Common Stock and/or the Non-Voting Preferred Stock so disposed shall thereupon and thereafter have one vote per share and shall vote together as a class with the Voting Common Stock and Voting Preferred Stock on all matters submitted to a vote of stockholders, but shall not have any cumulative voting rights in the election of directors. For purposes hereof, the term “Change of Control” shall mean such time as (i) a “person” or

“group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) which is not a shareholder of the Corporation on June 4, 1999 becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of voting stock possessing more than 45% of the total combined voting power of all classes of stock entitled to vote, or (ii) the sale of all or substantially all of the assets of the Corporation in one or more transactions.

5. Issuance of Shares. All or any part of the shares of Voting Preferred Stock, the Non-Voting Preferred Stock, the Voting Common Stock or the Non-Voting Common Stock may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors, as provided by law; provided, however, that Voting Preferred Stock and Non-Voting Preferred Stock shall be issued only at par value.

FOURTH:	That the Corporation has not received any payment for any of its stock.

FIFTH:	That this amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this certificate this 2nd day of June, 1999.

/s/ Camillo M. Santomero
Camillo M. Santomero, III
Director